Exhibit 10.1
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of ______, 202_, by and between LOWE’S COMPANIES, INC., a North Carolina corporation (the “Company”), and _______________ (“Executive”).

WHEREAS, the Company desires to enter into this Agreement to (i) assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company, (ii) diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, (iii) encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and (iv) provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations,

NOW THEREFORE, in order to accomplish these objectives, the Company and Executive agree as follows:

1.    Effective Date. The “Effective Date” shall mean the first date on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

2.    Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(a)    individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director (unless specifically deemed to be an Incumbent Director by a vote of at least a majority of the Incumbent Directors then on the Board);

(b)    any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this subparagraph (b) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (i) an acquisition directly by or from the Company or any affiliated companies; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated companies, (iii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subparagraph (c) below); or (v) an acquisition by a person solely for purposes of distribution to its equity holders; or

(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (i) more than 60% of the total voting power of (A) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (ii) no person (other than (A) the Company, (B) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (C) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”).

3.    Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

4.    Terms of Employment.

(a)    Position and Duties.

(i)    During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding (and including) the Effective Date and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)    Compensation.

(i)    Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)    Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus opportunity (the “Annual Bonus”) at least as favorable as that to which Executive would have been entitled under the annual bonus plan of the Company in effect for the last year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year). Each such Annual Bonus shall be paid in a single lump sum in cash at a time determined by the Company but in no event later than 2-½ months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies (“Peer Executives”).

(iv)    Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(v)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies to the extent applicable generally to Peer Executives.

(vi)    Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies with respect to Peer Executives.

5.    Separation from Service.

(a)    Death, Retirement or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Retirement (pursuant to the definition of Retirement set forth below) during the Employment Period. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary separation from service on or after the later of (i) 90 days after Executive has provided written notice to the Company’s corporate secretary of Executive’s decision to retire, or (ii) Executive’s attainment of age 60 (but shall not include Executive’s voluntary termination after Executive has been given notice that he may be terminated for Cause). If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive shall separate from service with the Company effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties to the reasonable expectations of the Company. For purposes of this Agreement, “Disability” shall mean any illness or other physical or mental condition of Executive that renders Executive incapable of performing Executive’s customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in either case, has lasted or can reasonably be expected to last for at least 180 days out of a period of 365 consecutive days. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of Executive’s condition.

(b)    With or Without Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)    the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive’s duties, or

(ii)    the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)    Good Reason. Executive’s employment may be terminated by Executive for Good Reason subject to Executive providing a Notice of Termination (as defined below) to the Company within 90 days of the initial existence of the condition giving rise to Good Reason and the Company failing to remedy such condition within 30 days following receipt of such Notice of Termination. For purposes of this Agreement, “Good Reason” shall mean:

(i)    the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)    any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)    the failure by the Company (A) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (B) to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to Peer Executives;

(iv)    the Company’s requiring Executive, without his consent, to be based at any office or location more than 35 miles from the office or location at which Executive was based on the date immediately prior to the Effective Date, or to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(v)    any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi)    any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d)    Notice of Termination. Any termination by the Company with or without Cause or without Cause (other than in the case of Disability), or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) with respect to a termination by the Company, if the Date of Separation from Service (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice), and (iv) with respect to a termination by Executive, the Date of Separation of Service is 30 days after the giving of such notice. If a dispute exists concerning the provisions of this Agreement that apply to Executive’s termination of employment (other than a determination of “Cause” which shall be made as provided in Section 5(b)), the parties shall pursue the resolution of such dispute with reasonable diligence. Within 5 days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986 (the “Code”). The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(e)    Date of Separation from Service. “Date of Separation from Service” means (i) if Executive’s employment is terminated for any reason other than death, Retirement or Disability, the date specified in the Notice of Termination, and (ii) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Separation from Service shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be, provided in each such case, Executive’s termination of employment also constitutes a separation from service under Section 409A of the Code.

6.    Obligations of the Company upon Separation from Service.

(a)    Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Executive’s death or Disability or Executive shall separate from service for Good Reason, then in consideration for services rendered by Executive prior to the Date of Separation from Service:

(i)    the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Separation from Service the aggregate of the following amounts:

(A)    the sum of (1) Executive’s Annual Base Salary through the Date of Separation from Service to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)    the amount equal to the present value of the continuation of Executive’s Base Salary for a period of 2.99 years after the Date of Separation from Service; such present value to be determined by applying a discount rate equal to 120 percent of the applicable federal rate provided in Section 1274(d) of the Code, compounded semi-annually (the “Discount Rate”); and
(C)    the amount equal to the present value of 2.99 times the greater of (1) Executive’s annual bonus for the year prior to the year in which the Change in Control occurred (the “Prior Year”), or (2) Executive’s target annual bonus for the year in which the Change in Control occurred (the “Current Year”); such present value to be determined by applying the Discount Rate and assuming two equal annual payments on each of the first and second anniversaries of the Date of Separation from Service; and

(D)    the amount equal to the present value of 2.99 times the annual cost to the Company and Executive of participation in the Welfare Plans described in Section 4(b)(iv) of this Agreement with respect to either the Prior Year or the Current Year, whichever year in which such annual cost was higher; such present value to be determined by applying the Discount Rate and assuming 36 monthly payments beginning on the Date of Separation from Service; and

(ii)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) at the time and in the manner provided in the documentation establishing or describing such Other Benefits.

(b)    Death, Retirement or Disability. If Executive’s employment is terminated by reason of Executive’s death, Retirement or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive’s estate, as applicable, in a lump sum in cash within 30 days of the Date of Separation from Service. Other Benefits shall be paid at the time and in the manner provided in the documentation establishing or describing such Other Benefits. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, death, retirement or disability benefits then applicable to Executive.

(c)    Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause, or if Executive voluntarily separates from service during the Employment Period, excluding a separation from service for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Separation from Service. Other Benefits shall be paid at the time and in the manner provided in the documentation establishing or describing such Other Benefits.

(d)    Special Rule for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if Executive is a specified employee as of the Date of Separation from Service, then to the extent, and only to the extent, necessary to comply with Code Section 409A: (i) if any payment or distribution is payable hereunder in a lump sum, Executive’s right to receive payment or distribution will be delayed until the earlier of Executive’s death or the 7th month following the Date of Separation from Service, and (ii) if any payment, distribution or benefit is payable or provided hereunder over time, the amount of such payment, distribution or benefit that would otherwise be payable or provided during the 6 month period immediately following the Date of Separation from Service will be accumulated, and Executive’s right to receive such accumulated payment, distribution or benefit will be delayed until the earlier of Executive’s death or the seventh month following the Date of Separation from Service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence. For purposes of this Agreement, Executive shall be a “specified executive” during the 12 month period beginning April 1 each year if the Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12 month period ending on the December 31 immediately preceding the Date of Separation from Service.

(e)    280G Provisions. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6(e), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(e) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under this Agreement shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 6(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(e). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(e).

If notwithstanding any reduction described in this Section 6(e), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Covered Payments, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax. Notwithstanding any other provision of this Section 6(e), if (1) there is a reduction in the payment of Covered Payments as described in this Section 6(e), (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those Covered Payments which were reduced pursuant to this Section 6(e) contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.

7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Separation from Service shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.    Full Settlement; Cost of Enforcement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

9.    Obligations of the Executive.
        (a)    Non-Compete. Executive agrees that, during the Non-Competition Period (as defined below), Executive will not engage in any Competing Activity with the Company or any of its direct or indirect subsidiaries or controlled affiliates (collectively, the “Company Group”).

For purposes of this Agreement:

(i)Non-Competition Period. Executive agrees that for the later of (1) a period of twenty-four (24) months following the Date of Separation of Service or (2) a period from the Date of Separation of Service through the last date of vesting for any non-vested equity granted Executive under the Company’s Long Term Incentive Plan or similar plan (the “Non-Competition Period”), Executive will not directly or indirectly provide or perform services for a Competing Enterprise, as defined below, whether as an employee, consultant, agent, contractor, officer, director, a five percent (5%) or greater shareholder, partner, or any other capacity. Executive acknowledges that the Non-Competition Period is reasonable in duration under the terms herein.
(ii)Company Business. “Company Business” means the businesses conducted by the Company Group at any time during Executive’s employment, including without limitation:
(A)the retail and omni-channel sale and distribution of home improvement and building products and supplies for maintenance, repair, remodeling, renovation and decorating, including appliances and related installation and other services;
(B)the sourcing, merchandising, marketing, distribution and fulfillment of such products and services;
(C)the supply of products and services to professional customers, including builders, contractors, property managers, maintenance professionals and participants in the single-family and multi-family housing industries;
(D)the design, procurement and installation of interior finishes, including flooring, cabinets, countertops and related products and services; and
(E)the distribution of specialty building materials and construction supplies, including drywall, steel framing, acoustic ceilings and related products.
(iii)Restricted Business Segment. “Restricted Business Segment” means any portion of the Company Business with respect to which, during the twenty-four (24) months preceding the termination of Executive’s employment, Executive received or had access to material confidential or proprietary information, including material non-public strategic, financial, operational, sourcing, pricing, customer, vendor, acquisition, integration or competitive information, the disclosure or use of which could reasonably be expected to provide a competitive advantage to a competing business. General knowledge, skill and experience acquired in the ordinary course of employment shall not, standing alone, constitute material confidential or proprietary information for purposes of this definition.
(iv)Competing Enterprise. A “Competing Enterprise” is any person or entity that engages, directly or indirectly, in a business that is competitive with, substantially similar to, or a substitute for any Restricted Business Segment in the United States, including through retail locations, distribution facilities, field operations, project-based operations, or electronic commerce. A business shall be considered competitive only to the extent it offers products or services that materially compete with those offered within the applicable Restricted Business Segment.
Without limiting the foregoing, Competing Enterprise includes, by way of example and not limitation, The Home Depot, Inc. (including any of its subsidiaries or affiliates, including HD Supply Holdings, Inc. and GMS Inc.); Sears Holdings, Inc. and Transform Holdco LLC; Menard, Inc.; Amazon.com, Inc.; Tractor Supply Company; Harbor Freight Tools; Ace Hardware Corporation; Lumber Liquidators Holdings, Inc.; Wayfair Inc.; Walmart Inc.; Best Buy Co., Inc.; Floor & Décor Holdings, Inc.; Chadwell Supply; and True Value Company, together with any successor entities or businesses that operate substantially similar lines of business.
(v)Competing Activity. Executive will be deemed to be engaged in a “Competing Activity” if Executive, acting in the same or similar capacity in which Executive performed services for the Company Group or in a capacity involving executive, managerial, financial or other significant leadership responsibilities, owns, manages, operates, controls, is employed by, provides services to, or participates in as a five percent (5%) or greater shareholder, partner, member or joint venturer in, a Competing Enterprise.
Executive acknowledges that the Company Group has a legitimate business interest in protecting its confidential and proprietary information and competitive position, and that the restrictions set forth in this Section 9(a) are reasonable in scope and duration and necessary to protect those interests. Nothing in this Section 9(a) shall be construed to limit any other rights or remedies available to the Company Group under applicable law or agreement.
        (b)    Non-Interference. For the two (2) year period beginning on the Date of Separation from Service, the Executive shall not directly or indirectly (i) solicit or induce any officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager or regional loss prevention manager of the Company to terminate his or her employment with the Company or (ii) solicit, contact or attempt to influence any vendor or supplier of the Company to limit, curtail, cancel or terminate any business it transacts with the Company. This paragraph does not apply to the Executive if the Executive resides or works in the State of California when executing this Agreement or at the end of the Executive’s employment with the Company, or if otherwise prohibited by law.
        (c)    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which were obtained by the Executive during the Executive’s employment by the Company. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.

(d)    Whistleblower Protection. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

10.    Enforcement. Executive agrees that in the event of a breach or threatened breach of Executive’s obligations under Section 9 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, equitable relief (by injunction, restraining order, or other similar remedy) against such breach or threatened breach from a court of competent jurisdiction without the necessity of showing actual damages and without the necessity of posting a bond or other security. In the event of a breach of Executive’s obligations under Section 9 of this Agreement, and in addition to any other legal or equitable relief that the Company may be entitled to, Executive agrees that the Company will be entitled to monetary damages equal to the value of any payments made under Section 6(a)(i)(B) – (D) of this Agreement. Executive agrees that in the event a court of competent jurisdiction determines Executive’s obligations under Section 9 of this Agreement are more restrictive than necessary to protect the Company’s legitimate business interests, such court may reduce the scope of the restriction(s), or sever and remove the unenforceable provision(s), to the extent necessary to make the restriction(s) enforceable.
11.    Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the Executive’s address of record on file with the Company

If to the Company:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)    Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and prior to the Effective Date, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

__________________

LOWE’S COMPANIES, INC.

By:
Name:
Title: